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                                                                     EXHIBIT 2.1


                     AGREEMENT AND PLAN OF REORGANIZATION

          THIS AGREEMENT AND PLAN OF REORGANIZATION (the "AGREEMENT") is entered into as of this 19th day of December, 1997, by and between IMGIS, Inc., a California corporation ("ACQUIRER"), and StarPoint Software, Inc., a
Delaware corporation ("TARGET").

                                   RECITALS

     A. The parties intend that, subject to the terms and conditions hereinafter set forth, Target merge with and into Acquirer in a statutory merger (the "MERGER"), with Acquirer to be the surviving corporation, all pursuant to the terms and conditions of this Agreement and an Agreement of Merger substantially in the form of EXHIBIT A (the "AGREEMENT OF MERGER") and the applicable provisions of the laws of the States of California and Delaware. Upon the effectiveness of the Merger, all outstanding capital stock of Target ("TARGET STOCK") will be converted into capital stock of Acquirer ("ACQUIRER STOCK"), and Acquirer will assume all outstanding options to purchase shares of capital stock of Target, as provided in this Agreement and the Agreement of Merger.

     B. The Merger is intended to be treated as a tax-free reorganization pursuant to the provisions of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "CODE").

          NOW, THEREFORE, the parties hereto hereby agree as follows:

     1.   PLAN OF REORGANIZATION

          1.1 THE MERGER. Subject to the terms and conditions of this Agreement, Target will be merged with and into Acquirer pursuant to this Agreement and the Agreement of Merger and in accordance with applicable provisions of the laws of the States of California and Delaware as follows:

               1.1.1 CONVERSION OF SHARES. Each share of Common Stock of Target ("TARGET COMMON STOCK") issued and outstanding immediately prior to the filing of the Agreement of Merger with the Secretary of State of the State of California (the "EFFECTIVE TIME"), other than shares, if any, for which dissenters rights have been or will be perfected in compliance with applicable law, and other than the Repurchased Shares (as defined in Section 1.1.5), will by virtue of the Merger and at the Effective Time, and without further action on the part of any holder thereof, be converted into the right to receive one-sixth (1/6th) (the "APPLICABLE FRACTION") of a fully paid and nonassessable share of Common Stock of Acquirer ("ACQUIRER COMMON STOCK"). Each share of Preferred Stock of Target ("TARGET PREFERRED STOCK") issued and outstanding immediately prior to the Effective Time, other than shares, if any, for

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which dissenters rights have been or will be perfected in compliance with applicable law, will by virtue of the Merger and at the Effective Time, and without further action on the part of any holder thereof, be converted into and represent the right to receive the Applicable Fraction of a fully paid and nonassessable share of Series C Preferred Stock of Acquirer ("ACQUIRER PREFERRED STOCK"). The Amended and Restated Articles of Incorporation setting forth the terms of the Acquirer Preferred Stock of Acquirer are attached as EXHIBIT 1.1.1.

               1.1.2 ASSUMPTION OF RESTRICTED STOCK PURCHASE AGREEMENTS. The shares of Acquirer Common Stock issued to each person listed on EXHIBIT 1.1.2 will continue to be subject to the terms and conditions of the restricted stock purchase agreement that applied to the shares of Target Common Stock held by such person prior to the Effective Time, except for the adjustments in the number of shares described above. At the Effective Time, each such person will have the repurchase option contained in the restricted stock purchase agreement released as to 22/48ths of such shares. No additional shares will vest under such restricted stock purchase agreement until such person completes nine (9) months of continuous employment at Acquirer, at which time an additional 9/48ths of such shares will vest, with the balance of such shares to vest 1/48th of such shares every month thereafter for so long as such holder is continuously employed at Acquirer. If any of the persons listed on EXHIBIT 1.1.2 dies, becomes disabled or is terminated without cause during such person's first nine (9) months of continuous employment with Acquirer, an additional 6/48ths of such shares will vest, after which time there will be no additional vesting of such shares. For purposes of this Section, "cause" for an employee's termination will exist at any time after the happening of one or more of the following events:
(a) employee's repeated failure or a refusal to comply in any material respect with the reasonable policies, standards or regulations of Acquirer after reasonable notice from Acquirer; (b) employee's unprofessional, unethical or fraudulent conduct or conduct that materially discredits Acquirer or is materially detrimental to the reputation, character or standing of Acquirer; (c) employee's dishonest conduct or a deliberate attempt to do an injury to Acquirer; (d) employee's material breach of a term of this Agreement or the employee's invention assignment agreement, including, without limitation, employee's theft of Acquirer's proprietary information; and (e) employee's unlawful or criminal act which would reflect badly on Acquirer in Acquirer's reasonable judgment.

                1.1.3 ADJUSTMENTS FOR CAPITAL CHANGES. If prior to the Merger Acquirer or Target recapitalizes through a split-up of its outstanding shares into a greater number, or a combination of its outstanding shares into a lesser number, reorganizes, reclassifies or otherwise changes its outstanding shares into the same or a different number of shares of other classes (other than through a split-up or combination of shares provided for in the previous clause), or declares a dividend on its outstanding shares payable in shares or securities convertible into shares, the number of shares of Acquirer Common Stock into which the Target shares are to be converted will be adjusted appropriately so as to maintain the proportionate interests of the holders of the Target shares and the holders of Acquirer shares. Acquirer contemplates effecting a 2-for-1 split of Acquirer Common Stock prior to the Closing, which will trigger the adjustments described herein.


                                       2

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                1.1.4  DISSENTING SHARES.  Holders of shares of Target Stock who have complied with all requirements for perfecting stockholders' rights of appraisal, as set forth in Section 262 of the Delaware General Corporation Law ("DELAWARE LAW"), shall be entitled to their rights under the Delaware Law with respect to such shares ("DISSENTING SHARES").

                1.1.5 REPURCHASED SHARES. Immediately prior to the Effective Time, Acquirer will purchase 225,000 shares of Target Common Stock held by Audrey MacLean (the "REPURCHASED SHARES"), and Audrey MacLean will sell such shares to Acquirer, for an aggregate purchase price of $112,500 or $0.50 per share of Target Common Stock, payment to be made using a promissory note in substantially the form of EXHIBIT 1.1.5.

          1.2 FRACTIONAL SHARES. No fractional shares of Acquirer Common Stock will be issued in connection with the Merger, but in lieu thereof each holder of Target Common Stock who would otherwise be entitled to receive a fraction of a share of Acquirer Common Stock will receive from Acquirer, upon surrender of a certificate or certificates representing Target Common Stock, an amount of cash (without interest) determined by multiplying such fraction by $0.50. No fractional shares of Acquirer Preferred Stock will be issued in connection with the Merger, but in lieu thereof each holder of Target Preferred Stock who would otherwise be entitled to receive a fraction of a share of Acquirer Preferred Stock will receive from Acquirer, upon surrender of a certificate or certificates representing Target Preferred Stock, an amount of cash (without interest) determined by multiplying such fraction by $4.73. Acquirer will, subject to any applicable statute of limitation or abandoned property or similar law, until three years after the Effective Time, pay to such holders, upon surrender of their certificate or certificates representing Target Common Stock or Target Preferred Stock outstanding immediately prior to the Effective Time, the cash value of such fractions so determined, without interest.

          1.3  TARGET OPTIONS.

               1.3.1 At the Effective Time, each holder of an outstanding option (collectively, the "TARGET OPTIONS") to purchase Target Common Stock granted under Target's 1996 Stock Plan (the "TARGET PLAN") shall be entitled, in accordance with the terms of such Target Option, to purchase after the Effective Time that number of shares of Acquirer Common Stock, determined by multiplying the number of shares of Target Common Stock subject to such Target Option at the Effective Time by the Applicable Fraction, and the exercise price per share for each such Option will equal the exercise price of the Target Option immediately prior to the Effective Time divided by the Applicable Fraction. If the foregoing calculation results in an assumed option being exercisable for a fraction of a share, then the number of shares of Acquirer Common Stock subject to such option will be rounded down to the nearest whole number with no cash being payable for such fractional share.
EXHIBIT 1.3.1 sets forth a true and complete list as of the date hereof of all holders of Target Options, including the number of shares of Target Common Stock subject to such options, a breakdown as between vested and unvested options, the exercise price per share and the expiration date of such options.

               1.3.2 Each Target Option so assumed by Acquirer will continue to have, and be subject to, substantially the same terms and conditions set forth in the documents governing such Target Option immediately prior to the Effective Time, except for the adjustments in the number of shares subject to such option and the exercise price of such option described above, and except that no additional shares will vest under such Target Option until the holder of such Target option completes nine (9) months of continuous employment at Acquirer, at which time an additional 9/48ths of the shares subject to such Target Option will vest, with 1/48th of the shares subject to such Target Option to vest every month thereafter for so long as such holder is continuously employed at Acquirer.

               1.3.3 Consistent with the terms of the Target Options and the documents governing the Target Options, the Merger will not terminate or accelerate any Target Option or any right of exercise, vesting or repurchase relating thereto with respect to shares of Acquirer Common Stock acquired upon exercise of such Target Option; provided that each holder of a Target Option execute a document in substantially the form of EXHIBIT 1.3.3 evidencing such holder's consent to the vesting provisions set forth above. In the event that any holder does not so consent, such holder's option will terminate at the Effective Time.

          1.4  ESCROW AGREEMENT.  At the closing of the Merger (the
"CLOSING"), Acquirer will withhold ten percent (10%) of the shares of Acquirer Common Stock and ten percent (10%) of the shares of Acquirer
Preferred Stock to be issued to the stockholders of Target (the "TARGET STOCKHOLDERS") in accordance with Section 1.1 (rounded down to the nearest whole number of shares) to be issued to each Target Stockholder, and deliver such shares (the "ESCROW SHARES") to The First National Bank of Boston (the "ESCROW AGENT"), as escrow agent, to be held by Escrow Agent as collateral for Target's indemnification obligations under Section 10.2 and pursuant to the provisions of an escrow agreement (the "ESCROW AGREEMENT") in substantially the form of EXHIBIT 1.4. The Escrow Shares will be represented by a certificate or certificates issued in the name of the Escrow Agent and will be held by the Escrow Agent from the Closing until the date that is one year after the Closing Date (as defined in Section 6.1) (the "ESCROW PERIOD"). In the event that the Merger is approved by the Target Stockholders as provided herein, the Target Stockholders shall, without any further act of any Target Stockholder, be deemed to have consented to and approved (i) the use of the Escrow Shares as collateral for Target's indemnification obligations under
Section 10.2 in the manner set forth in the Escrow Agreement, (ii) the appointment of Michael Tanne as the representative of the Target Stockholders (the "REPRESENTATIVE") under the Escrow Agreement and as the attorney-in-fact and agent for and on behalf of each Target Stockholder (other than holders of Dissenting Shares), and the taking by the Representative of any and all actions and the making of any decisions required or permitted to be taken by him under the Escrow Agreement (including, without limitation, the exercise of the power to: authorize delivery to Acquirer of Escrow Shares in satisfaction of claims by Acquirer; agree to, negotiate, enter into settlements and compromises of and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims; resolve any claim made pursuant to Section 10.2; and take all actions necessary in the judgment of the Representative for the accomplishment of the foregoing),
(iii) all of the other terms, conditions and limitations in the Escrow Agreement, including, without limitation, the $25,000 basket described therein.


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          1.5  EFFECTS OF THE MERGER.  At the Effective Time: (a) the
separate existence of Target will cease and Target will be merged with and into Acquirer, and Acquirer will be the surviving corporation, pursuant to the terms of the Agreement of Merger, (b) the Articles of Incorporation and Bylaws of Acquirer will continue unchanged to be the Articles of Incorporation and Bylaws of the surviving corporation, (c) each share of Acquirer Common Stock and Acquirer Preferred Stock outstanding immediately prior to the Effective Time will continue to be an identical outstanding share, respectively, of the surviving corporation, (d) the Board of Directors and officers of Acquirer will remain unchanged, (e) each share of Target Common Stock and Target Preferred Stock and each Target Option outstanding immediately prior to the Effective Time will be converted or assumed as provided in Sections 1.1, 1.2 and 1.3; and (f) the Merger will, from and after the Effective Time, have all of the effects provided by applicable law.

          1.6 FURTHER ASSURANCES. Target agrees that if, at any time after the Effective Time, Acquirer considers or is advised that any further deeds, assignments or assurances are reasonably necessary or desirable to vest, perfect or confirm in Acquirer title to any property or rights of Target, Acquirer and its proper officers and directors may execute and deliver all such proper deeds, assignments and assurances and do all other things necessary or desirable to vest, perfect or confirm title to such property or rights in Acquirer and otherwise to carry out the purpose of this Agreement, in the name of Target or otherwise.

          1.7  TAX FREE REORGANIZATION.

               1.7.1 The parties intend to adopt this Agreement as a plan of reorganization and to consummate the Merger in accordance with the provisions of Section 368(a)(1)(A) of the Code. The parties believe that the value of the Acquirer Stock to be received in the Merger is equal, in each instance, to the value of the Target Stock to be surrendered in exchange therefor. The Acquirer Stock issued in the Merger will be issued solely in exchange for the Target Stock, and no other transaction other than the Merger represents, provides for or is intended to be an adjustment to, the consideration paid for the Target Stock. Except for cash paid in lieu of fractional shares, for the Repurchased Shares or for Dissenting Shares, no consideration that could constitute "other property" within the meaning of Section 356 of the Code is being paid by Acquirer for the Target Stock in the Merger. The parties shall comply with the information requirements of Treasury Regulations
Section 1.368-3, and shall not take a position on any tax returns inconsistent with this Section 1.7.1. In addition, Acquirer represents now, and as of the Closing Date, that it presently intends to continue Target's historic business or use a significant portion of Target's business assets in a business. At the Closing, officers of each of Acquirer and Target shall execute and deliver officers' certificates as requested by counsel to Target and Acquirer pursuant to Sections 7.7 or 8.19, respectively. The provisions and representations contained or referred to in this Section 1.7 shall survive until the expiration of the applicable statute of limitations.

               1.7.2 In the event of the issuance of final or temporary Treasury regulations relating to the continuity of shareholder interest (on which topic proposed regulations were issued in the Federal Register on December 23, 1996 (Reg-252231-96) that would, among other things, add a new section 1.368-1(e) to the existing regulations), the parties agree to use their reasonable best efforts to take advantage of, and comply with, any provisions therein (such as an election and/or reporting requirements) to the extent necessary to cause such regulations to apply to the Merger.

          1.8 PURCHASE ACCOUNTING. The parties intend that the Merger be treated as a purchase for accounting purposes.

     2.   REPRESENTATIONS AND WARRANTIES OF TARGET

Target hereby represents and warrants that, except as set forth on the Target Schedule of Exceptions delivered to Acquirer herewith as EXHIBIT 2.0:

          2.1 ORGANIZATION AND GOOD STANDING. Target is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has the corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted and as proposed to be conducted, and is qualified as a foreign corporation in each jurisdiction in which a failure to be so qualified could reasonably be expected to have a material adverse effect on its present or expected operations or financial condition.

          2.2  POWER, AUTHORIZATION AND VALIDITY.

               2.2.1 Target has the right, power, legal capacity and authority to enter into and perform its obligations under this Agreement, and all agreements to which Target is or will be a party that are required to be executed pursuant to this Agreement (the "TARGET ANCILLARY AGREEMENTS"). The execution, delivery and performance of this Agreement and the Target Ancillary Agreements have been duly and validly approved and authorized by Target's Board of Directors.

               2.2.2 No filing, authorization or approval, governmental or otherwise, is necessary to enable Target to enter into, and to perform its obligations under, this Agreement and the Target Ancillary Agreements, except for (a) the filing of the Agreement of Merger with the Secretaries of State of the States of California and Delaware, the recording of the Agreement of Merger in the office of the Recorder of the Delaware county in which Target's registered office is located, and the filing of appropriate documents with the relevant authorities of other states in which Target is qualified to do business, if any, (b) such filings as may be required to comply with federal and state securities laws, and (c) the approval of the Target Stockholders of the transactions contemplated hereby.

               2.2.3 This Agreement and the Target Ancillary Agreements are, or when executed by Target will be, valid and binding obligations of Target enforceable in accordance with their respective terms, except as to the effect, if any, of (a) applicable bankruptcy and other similar laws affecting the rights of creditors generally, (b) rules of law governing specific performance, injunctive relief and other equitable remedies and (c) the enforceability of provisions requiring indemnification in connection with the offering, issuance or sale of securities; provided, however, that the Agreement of Merger will not be effective until filed with the Secretaries of State of the States of California and Delaware.

          2.3 CAPITALIZATION. The authorized capital stock of Target consists of 15,000,000 shares of Common Stock, $0.0001 par value, of which 2,852,262 shares are issued and outstanding, and 5,000,000 shares of Preferred Stock, $0.0001 par value, of which 2,000,000 are designated Series B Preferred Stock, of which no shares are issued and outstanding, and 3,000,000 shares are undesignated as to series. As of December 31, 1997, pursuant to the conversion of certain convertible promissory notes in the aggregate principal and accrued interest amount of $1,112,659, a total of 1,854,432 shares of Series B Preferred Stock will be issued and outstanding. An aggregate of 741,000 shares of Target Common Stock are reserved and authorized for issuance pursuant to the Target Plan, of which options to purchase a total of 144,172 shares of Target Common Stock are outstanding.
All issued and outstanding shares of Target Stock have been, and at the Effective Time will be, duly authorized and validly issued, are now, and at the Effective Time will be, fully paid and nonassessable, are not now, and will not be at the Effective Time, subject to any right of rescission, and have been, and at the Effective Time will have been, offered, issued, sold and delivered by Target in compliance with all registration or qualification requirements (or applicable exemptions therefrom) of applicable federal and state securities laws. A list of all holders of Target Stock and the number of shares held by each has been delivered by Target to Acquirer herewith as
EXHIBIT 2.3A, and a list of all holders of options to purchase Target Stock, and the number of options held by each has been delivered by Target to Acquirer as EXHIBIT 1.3.1. A list of all the holders of warrants to purchase Target Stock (the "WARRANTS") and the number of Warrants held by each has been delivered by Target to Acquirer as EXHIBIT 2.3B. All of the Warrants by their terms terminate upon a change of control transaction of Target. Except as set forth in this Section, on EXHIBIT 1.3.1, on EXHIBIT 2.3A and on
EXHIBIT 2.3B, there are no options, warrants, calls, commitments, conversion privileges or preemptive or other rights or agreements outstanding to purchase any of Target's authorized but unissued capital stock or any securities convertible into or exchangeable for shares of Target Stock or obligating Target to grant, extend, or enter into any such option, warrant, call, right, commitment, conversion privilege or other right or agreement, and there is no liability for dividends accrued but unpaid. There are no voting agreements, rights of first refusal or other restrictions (other than normal restrictions on transfer under applicable federal and state securities laws) applicable to any of Target's outstanding securities. Target is not under any obligation to register under the Securities Act any of its presently outstanding securities or any securities that may be subsequently issued.

          2.4 SUBSIDIARIES. Except as provided in SCHEDULE 2.4 of the Schedule of Exceptions, Target does not have any subsidiaries or any interest, direct or indirect, in any corporation, partnership, joint venture or other business entity (each a "SUBSIDIARY").

          2.5 NO VIOLATION OF EXISTING AGREEMENTS. Neither the execution and delivery of this Agreement nor any Target Ancillary Agreement, nor the consummation of the transactions contemplated hereby, will conflict with, or (with or without notice or lapse of time, or both) result in a termination, breach, impairment or violation of (a) any provision of the Certificate of Incorporation or Bylaws of Target or any Subsidiary, as currently in effect,
(b) in any material


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respect, any material instrument or contract to which Target or any
Subsidiary is a party or by which Target or any Subsidiary is bound, or
(c) any federal, state, local or foreign judgment, writ, decree, order, statute, rule or regulation applicable to Target or any Subsidiary or their respective assets or properties. The consummation of the Merger and the transfer to Acquirer of all material rights, licenses, franchises, leases and agreements of Target and each Subsidiary will not require the consent of any third party.

          2.6 LITIGATION. There is no action, proceeding, claim or investigation pending against Target or any Subsidiary before any court or administrative agency that if determined adversely to Target or any Subsidiary may reasonably be expected to have a material adverse effect on the present or future operations or financial condition of Target or any Subsidiary, nor, to the best of Target's knowledge, has any such action, proceeding, claim or investigation been threatened. There is, to the best of Target's knowledge, no reasonable basis for any stockholder or former stockholder of Target, or any other person, firm, corporation, or entity, to assert a claim against Target or Acquirer based upon: (a) ownership or rights to ownership of any shares of Target Stock (except for dissenter's rights with respect to shares of Acquirer Stock issuable by virtue of the Merger),
(b) any rights as a Target Stockholder, including any option or preemptive rights or rights to notice or to vote, or (c) any rights under any agreement among Target and its stockholders.

          2.7 TAXES. Target and each of its Subsidiaries has filed all federal, state, local and foreign tax returns required to be filed, has paid all taxes required to be paid in respect of all periods for which returns have been filed or has established an adequate accrual or reserve for the payment of all such taxes, and has no material liability for taxes in excess of the amount so paid or accruals or reserves so established. Neither Target nor any Subsidiary is delinquent in the payment of any material tax or is delinquent in the filing of any material tax returns, and no deficiencies for any tax have been threatened, claimed, proposed or assessed. No tax return of Target or any Subsidiary has ever been audited by the Internal Revenue Service or any state taxing agency or authority, nor has Target or any Subsidiary received any notice that they will be audited, nor has Target or any Subsidiary granted the Internal Revenue Service or any state taxing agency or authority an extension to any applicable statute of limitation nor has Target or any Subsidiary has been asked to do so. For the purposes of this Agreement, the terms "TAX" and "TAXES" include all federal, state, local and foreign income, gains, franchise, excise, property, sales, use, employment, license, payroll, occupation, recording, value added or transfer taxes, governmental charges, fees, levies or assessments (whether payable directly or by withholding), and, with respect to such taxes, any estimated tax, interest and penalties or additions to tax and interest on such penalties and additions to tax.

          2.8 TARGET FINANCIAL STATEMENTS. Target has delivered to Acquirer as EXHIBIT 2.8 Target's audited balance sheet as of October 31, 1997 (the "BALANCE SHEET") and income statement and statement of cash flows for the period then ended (collectively the "TARGET FINANCIAL STATEMENTS"). The Target Financial Statements (a) are in accordance with the books and records of Target, (b) fairly present the financial condition of Target at the date therein indicated and the results of operations for the period therein specified and (c) have been prepared in accordance with generally accepted accounting principles applied on a consistent basis.

Target has no material debt, liability or obligation of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due, that is not reflected or reserved against in the Target Financial Statements, except for those that may have been incurred after the date of the Target Financial Statements in the ordinary course of its business, consistent with past practice and that are not material in amount either individually or collectively.

          2.9 TITLE TO PROPERTIES. Target has good and marketable title to all of its assets as shown on the Balance Sheet, free and clear of all liens, charges, restrictions or encumbrances (other than for taxes not yet due and payable). All machinery and equipment included in such properties is in good condition and repair, normal wear and tear excepted, and all leases of real or personal property to which Target or any Subsidiary is a party are fully effective and afford Target or the Subsidiary peaceful and undisturbed possession of the subject matter of the lease. Neither Target nor any Subsidiary is in violation of any zoning, building, safety or environmental ordinance, regulation or requirement or other law or regulation applicable to the operation of owned or leased properties (the violation of which would have a material adverse effect on its business), or has received any notice of violation with which it has not complied.

          2.10 ABSENCE OF CERTAIN CHANGES. Since the date of the Balance Sheet, there has not been with respect to Target or any Subsidiary:

               (a) any change in the financial condition, properties, assets, liabilities, business or operations thereof which change by itself or in conjunction with all other such changes, whether or not arising in the ordinary course of business, has had or will have a material adverse effect thereon;

               (b) any contingent liability incurred thereby as guarantor or otherwise with respect to the obligations of others;

               (c) any mortgage, encumbrance or lien placed on any of the properties thereof;

               (d) any material obligation or liability incurred thereby other than obligations and liabilities incurred in the ordinary course of business;

               (e) any purchase or sale or other disposition, or any agreement or other arrangement for the purchase, sale or other disposition, of any of the properties or assets thereof other than in the ordinary course of business;

               (f) any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the properties, assets or business thereof;

               (g) any declaration, setting aside or payment of any dividend on, or the making of any other distribution in respect of, the capital stock thereof, any split, combination or recapitalization of the capital stock thereof or any direct or indirect redemption, purchase or other acquisition of the capital stock thereof;


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

               (h) any labor dispute or claim of unfair labor practices, any change in the compensation payable or to become payable to any of its officers, employees or agents, or any bonus payment or arrangement made to or with any of such officers, employees or agents;

               (i) any change with respect to the management, supervisory or other key personnel thereof;

               (j) any payment or discharge of a material lien or liability thereof which lien was not either shown on the Balance Sheet or incurred in the ordinary course of business thereafter; or

               (k) any obligation or liability incurred thereby to any of its officers, directors or stockholders or any loans or advances made thereby to any of its officers, directors or stockholders except normal compensation and expense allowances payable to officers.

          2.11 CONTRACTS AND COMMITMENTS. Neither Target nor any Subsidiary has any contract, obligation or commitment which is material to the business of Target or any Subsidiary or which involves a potential commitment in excess of $25,000 or any stock redemption or purchase agreement, financing agreement, license, lease or franchise. Neither Target nor any Subsidiary is in default in any material respect under any contract, obligation or commitment that is otherwise material to the business of Target or a Subsidiary. Neither Target nor any Subsidiary is a party to any contract or arrangement which has had or could reasonably be expected to have a material adverse effect on its business or prospects. Neither Target nor any Subsidiary has any material liability for renegotiation of government contracts or subcontracts, if any.

          2.12 INTELLECTUAL PROPERTY. Target and its Subsidiaries own, or have the right to use, sell or license all material Intellectual Property Rights (as defined below) necessary or required for the conduct of their respective businesses as presently conducted (such Intellectual Property Rights being hereinafter collectively referred to as the "TARGET IP RIGHTS") and such rights to use, sell or license are reasonably sufficient for such conduct of their respective businesses. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not constitute a material breach of any instrument or agreement governing any Target IP Right (the "TARGET IP RIGHTS AGREEMENTS"), will not cause the forfeiture or termination or give rise to a right of forfeiture or termination of any Target IP Right or materially impair the right of Target or any Subsidiaries to use, sell or license any Target IP Right or portion thereof (except where such breach, forfeiture or termination would not have a material adverse effect on Target and the Target Subsidiaries, taken as a whole). There are no royalties, honoraria, fees or other payments payable by Target to any person by reason of the ownership, use, license, sale or disposition of the Target IP Rights (other than as set forth in the Target IP Rights Agreements listed in EXHIBIT 2.12). Neither the manufacture, marketing, license, sale or intended use of any product currently licensed or sold by Target or any of the Target Subsidiaries or currently under development by Target or any of the Target Subsidiaries violates any license or agreement between Target or any of the Target Subsidiaries and any third party or infringes any Intellectual Property Right of any other party; and there is no pending or, to the best knowledge of Target, threatened claim or litigation contesting the validity, ownership or right to use, sell, license or dispose of any Target IP Right nor, to the best knowledge of Target, is there any basis for any such claim, nor has Target received any notice asserting that any Target IP Right or the proposed use, sale, license or disposition thereof conflicts or will conflict with the rights of any other party, nor, to the best knowledge of Target, is there any basis for any such assertion. Target has taken reasonable and practicable steps designed to safeguard and maintain the secrecy and confidentiality of, and its proprietary rights in, all material Target IP Rights. All officers, employees and consultants of Target and each Subsidiary have executed and delivered to Target or the Subsidiary an agreement regarding the protection of proprietary information and the assignment to Target or the Subsidiary of all Intellectual Property Rights arising from the services performed for Target or the Subsidiary by such persons. Exhibit 2.12 contains a list of all applications, registrations, filings and other formal actions made or taken pursuant to federal, state and foreign laws by Target to perfect or protect its interest in Target IP Rights, including, without limitation, all patents, patent applications, trademarks, trademark applications and service marks. As used herein, the term "INTELLECTUAL PROPERTY RIGHTS" shall mean all worldwide industrial and intellectual property rights, including, without limitation, patents, patent applications, patent rights, trademarks, trademark applications, trade names, domain names, service marks, service mark applications, copyright, copyright applications, franchises, licenses, inventories, know-how, trade secrets, customer lists, proprietary processes and formulae, all source and object code, algorithms, architecture, structure, display screens, layouts, inventions, development tools and all documentation and media constituting, describing or relating to the above, including, without limitation, manuals, memoranda and records.

          2.13 COMPLIANCE WITH LAWS. Target and each of its Subsidiaries has complied, or prior to the Closing Date will have complied, and is or will be at the Closing Date in full compliance, in all material respects with all applicable laws, ordinances, regulations, and rules, and all orders, writs, injunctions, awards, judgments, and decrees applicable to it or to the assets, properties and business thereof (the violation of which would have a material adverse effect upon its business), including, without limitation:
(a) all applicable federal and state securities laws and regulations; (b) all applicable federal, state, and local laws, ordinances, regulations, and all orders, writs, injunctions, awards, judgments, and decrees pertaining to
(i) the sale, licensing, leasing, ownership or management of its owned, leased or licensed real or personal property, products and technical data,
(ii) employment and employment practices, terms and conditions of employment, and wages and hours and (iii) safety, health, fire prevention, environmental protection, toxic waste disposal, building standards, zoning and other similar matters; (c) the Export Administration Act and regulations promulgated thereunder and all other laws, regulations, rules, orders, writs, injunctions, judgments and decrees applicable to the export or re-export of controlled commodities or technical data; and (d) the Immigration Reform and Control Act of 1986. Each of Target and the Subsidiaries has received all permits and approvals from, and has made all filings with, third parties, including government agencies and authorities, that are necessary in connection with its present business. To the best of Target's knowledge, there are no legal or administrative proceedings or investigations pending or threatened, that, if enacted or determined adversely to Target or any Subsidiary, would result in any material adverse change in the present or future operations or financial condition thereof.

          2.14 CERTAIN TRANSACTIONS AND AGREEMENTS. None of the officers or directors of Target or any Subsidiary, nor any member of their immediate families, has any direct or indirect ownership interest in any firm or corporation that competes with Target (except with respect to any interest in less than one percent of the stock of any corporation whose stock is publicly traded). None of said officers or directors, or any member of their immediate families, is directly or indirectly interested in any contract or informal arrangement with Target or any Subsidiary, except for normal compensation for services as an officer, director or employee thereof. None of said officers or directors or family members has any interest in any property, real or personal, tangible or intangible, including inventions, patents, copyrights, trademarks or trade names or trade secrets, used in or pertaining to the business of Target or any Subsidiary, except for the normal rights of a stockholder.

          2.15 EMPLOYEES, ERISA AND OTHER COMPLIANCE.

               2.15.1 Except as set forth in EXHIBIT 2.15.1, neither Target nor any Subsidiary has any employment contracts or consulting agreements currently in effect that are not terminable at will (other than agreements with the sole purpose of providing for the confidentiality of proprietary information or assignment of inventions). All officers, employees and consultants of Target and the Subsidiaries having access to proprietary information have executed and delivered to Target or the Subsidiary an agreement regarding the protection of such proprietary information and the assignment of inventions to Target or the Subsidiary; copies of all such agreements have been delivered to Acquirer's counsel.

               2.15.2 To the best of Target's knowledge, neither Target nor any Subsidiary (i) has ever been or is now subject to a union organizing effort, (ii) is subject to any collective bargaining agreement with respect to any of its employees, (iii) is subject to any other contract, written or oral, with any trade or labor union, employees' association or similar organization, or (iv) has any current labor disputes. Target and each of its Subsidiaries has good labor relations, and has no knowledge of any facts indicating that the consummation of the transactions contemplated hereby will have a material adverse effect on such labor relations, and has no knowledge that any of its key employees intends to leave its employ.

               2.15.3 EXHIBIT 2.15.3 identifies (i) each "employee benefit plan," as defined in Section 3(3) of the Employee Retirement Income Security
Act of 1974, as amended ("ERISA"), and (ii) all other written or formal plans or agreements involving direct or indirect compensation or benefits (including any employment agreements entered into between Target or any Subsidiary and any employee of Target or any Subsidiary, but excluding workers' compensation, unemployment compensation and other government-mandated programs) currently or previously maintained, contributed to or entered into by Target or any Subsidiary under which Target or any Subsidiary or any ERISA Affiliate (as defined below) thereof has any present or future obligation or liability (collectively, the "TARGET EMPLOYEE PLANS"). For purposes of this Section 2.15, "ERISA AFFILIATE" shall mean any entity which is a member of (A) a "controlled group of corporations," as defined in Section 414(b) of the Code,
(B) a group of entities under "common control," as defined in Section 414(c) of the Code, or (C) an "affiliated service group," as defined in Section 414(m) of the Code, or treasury regulations promulgated under Section 414(o) of the Code, any of which includes Target or any Subsidiary. Copies of all Target Employee Plans (and, if applicable, related trust agreements) and all amendments thereto and written interpretations thereof (including summary plan descriptions) have been delivered to Acquirer or its counsel, together with the three most recent annual reports (Form 5500, including, if applicable, Schedule B thereto) prepared in connection with any such Target Employee Plan. All
Target Employee Plans which individually or collectively would constitute an "employee pension benefit plan," as defined in Section 3(2) of ERISA (collectively, the "TARGET PENSION PLANS"), are identified as such in
EXHIBIT 2.15.3. All contributions due from Target or any Subsidiary with respect to any of the Target Employee Plans have been made as required under ERISA or have been accrued on Target's or any such Target Subsidiary's financial statements as of the date of the Balance Sheet. Each Target
Employee Plan has been maintained substantially in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including, without limitation, ERISA and the Code, which are applicable to such Target Employee Plans.

               2.15.4 No Target Pension Plan constitutes, or has since the enactment of ERISA constituted, a "multiemployer plan," as defined in
Section 3(37) of ERISA. No Target Pension Plans are subject to Title IV of ERISA. No "prohibited transaction," as defined in Section 406 of ERISA or
Section 4975 of the Code, has occurred with respect to any Target Employee Plan which is covered by Title I of ERISA which would result in a material liability to Target and its Subsidiaries taken as a whole, excluding transactions effected pursuant to a statutory or administrative exemption. Nothing done or omitted to be done and no transaction or holding of any asset under or in connection with any Target Employee Plan has or will make Target or any officer or director of Target subject to any material liability under Title I of ERISA or liable for any material tax (as defined in Section 2.7) or penalty pursuant to Sections 4972, 4975, 4976 or 4979 of the Code or
Section 502 of ERISA.

               2.15.5 Any Target Pension Plan which is intended to be qualified under Section 401(a) of the Code (a "TARGET 401(a) PLAN") is so qualified and has been so qualified during the period from its adoption to date, and the trust forming a part thereof is exempt from tax pursuant to
Section 501(a) of the Code. Target has delivered to Acquirer or its counsel a complete and correct copy of the most recent Internal Revenue Service determination opinion or advisory letter with respect to each Target 401(a) Plan.

               2.15.6 EXHIBIT 2.15.6 lists each employment, severance or other similar contract, arrangement or policy and each plan or arrangement (written or oral) providing for insurance coverage (including any self-insured arrangements), workers' benefits, vacation benefits, severance benefits, disability benefits, death benefits, hospitalization benefits, retirement benefits, deferred compensation, profit-sharing, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement insurance, compensation or benefits for employees, consultants or directors which (A) is entered into, maintained or contributed to, as the case may be, by Target or any Subsidiary and
(B) covers any employee or former employee of Target or any Subsidiary. Such contracts, plans and arrangements as are described in this Section 2.15.6 are herein referred to collectively as the

"TARGET BENEFIT ARRANGEMENTS." Each Target Benefit Arrangement has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such Target Benefit Arrangement. Target has delivered to Acquirer or its counsel a complete and correct copy or description of each Target Benefit Arrangement.

               2.15.7 There has been no amendment to, written interpretation or announcement (whether or not written) by Target or any Subsidiary relating to, or change in employee participation or coverage under, any Target Employee Plan or Target Benefit Arrangement that would increase materially the expense of maintaining such Target Employee Plan or Target Benefit Arrangement above the level of the expense incurred in respect thereof for the fiscal year ended December 31, 1996.

               2.15.8 Target has provided, or will have provided prior to the Closing, to individuals entitled thereto all required notices and coverage pursuant to Section 4980B of the Code and the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), with respect to any "qualifying event" (as defined in Section 4980B(f)(3) of the Code) occurring prior to and including the Closing Date, and no material Tax payable on account of Section 4980B of the Code has been incurred with respect to any current or former employees (or their beneficiaries) of Target or any Subsidiary.

               2.15.9 No benefit payable or which may become payable by Target or any Subsidiary pursuant to any Target Employee Plan or any Target Benefit Arrangement or as a result of or arising under this Agreement shall constitute an "excess parachute payment" (as defined in Section 280G(b)(1) of the Code) which is subject to the imposition of an excise Tax under Section 4999 of the Code or which would not be deductible by reason of Section 280G of the Code.

               2.15.10 Target and each Target Subsidiary is in compliance in all material respects with all applicable laws, agreements and contracts relating to employment, employment practices, wages, hours, and terms and conditions of employment, including, but not limited to, employee compensation matters, but not including ERISA.

               2.15.11 To the best of Target's knowledge, no employee of Target or an Subsidiary is in violation of any term of any employment contract, patent disclosure agreement, noncompetition agreement, or any other contract or agreement, or any restrictive covenant relating to the right of any such employee to be employed thereby, or to use trade secrets or proprietary information of others, and the employment of such employees does not subject Target or any Subsidiary to any liability.

               2.15.12 A list of all employees, officers and consultants of Target and the Subsidiaries and their current compensation is set forth on
EXHIBIT 2.15.12, which has been delivered to Acquirer.

               2.15.13  Neither Target nor any Subsidiary is a party to any
(a) agreement with any executive officer or other key employee thereof (i) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving Target in the nature of any of the transactions contemplated by this Agreement and the Agreement of Merger, (ii) providing any term of employment or compensation guarantee, or (iii) providing severance benefits or other benefits after the termination of employment of such employee regardless of the reason for such termination of employment, or (b) agreement or plan, including, without limitation, any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be materially increased, or the vesting of benefits of which will be materially accelerated, by the occurrence of any of the transactions contemplated by this Agreement and the Agreement of Merger or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement and the Agreement of Merger.

          2.16 CORPORATE DOCUMENTS. Target has made available to Acquirer for examination all documents and information listed in the Target Schedule of Exceptions or other Exhibits called for by this Agreement which has been requested by Acquirer's legal counsel, including, without limitation, the following: (a) copies of Target's Certificate of Incorporation and Bylaws as currently in effect; (b) its Minute Book containing all records of all proceedings, consents, actions, and meetings of the stockholders, the board of directors and any committees thereof; (c) its stock ledger and journal reflecting all stock issuances and transfers; and (d) all permits, orders and consents issued by any regulatory agency with respect to Target, or any securities of Target, and all applications for such permits, orders and consents.

          2.17 NO BROKERS. Neither Target nor any of its stockholders (the "TARGET STOCKHOLDERS") is obligated for the payment of fees or expenses of any investment banker, broker or finder in connection with the origin, negotiation or execution of this Agreement or the Agreement of Merger or in connection with any transaction contemplated hereby or thereby.

          2.18 DISCLOSURE. Neither this Agreement, its exhibits and schedules, nor any of the certificates or documents to be delivered by Target to Acquirer under this Agreement, taken together, contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which such statements were made, not misleading.

          2.19 INFORMATION SUPPLIED. None of the information supplied or to be supplied by Target, if any, for inclusion in any necessary Proxy Statement (collectively, "NOTICE MATERIALS"), at the date such information is supplied and at the time of the meeting (or mailing of the written consent) of the Target Stockholders to be held to approve the Merger, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

          2.20 CERTAIN MATERIAL AGREEMENTS. Neither Target nor any Subsidiary is a party or subject to any oral or written material contracts not entered into in the ordinary course of business, including, but not limited to any:

               (a) Contract providing for payments by or to Target or any Subsidiary in an aggregate amount of $25,000 or more;

               (b) License agreement as licensor or licensee (except for standard non-exclusive hardware and software licenses granted to end-user customers in the ordinary course of business the form of which has been provided to Acquirer's counsel);

               (c) Material agreement for the lease of real or personal property;

               (d) Joint venture contract or arrangement or any other agreement that involves a sharing of profits with other persons;

               (e) Instrument evidencing or related in any way to indebtedness for borrowed money by way of direct loan, sale of debt securities, purchase money obligation, conditional sale, guarantee, or otherwise, except for trade indebtedness incurred in the ordinary course of business, and except as disclosed in the Target Financial Statements; or

               (f) Contract containing covenants purporting to limit Target's or any Subsidiary's freedom to compete in any line of business in any geographic area.

               All agreements, contracts, plans, leases, instruments, arrangements, licenses and commitments listed in the Target Schedule of Exceptions identified to this Section 2.20 are valid and in full force and effect. Neither Target nor any Subsidiary is, nor, to the knowledge of Target, is any other party thereto, in breach or default in any material respect under the terms of any such agreement, contract, plan, lease, instrument, arrangement, license or commitment, which breach or default may reasonably be expected to have a material adverse effect on Target or any Subsidiary.

          2.21 BOOKS AND RECORDS.

               2.21.1 The books, records and accounts of Target and its Subsidiaries (a) are in all material respects true, complete and correct,
(b) have been maintained in accordance with good business practices on a basis consistent with prior years, (c) are stated in reasonable detail and accurately and fairly reflect the transactions and dispositions of the assets of Target, and (d) accurately and fairly reflect the basis for the Target Financial Statements.

               2.21.2 Target has devised and maintains a system of internal accounting controls sufficient to provide reasonable assurances that
(a) transactions are executed in accordance with management's general or specific authorization; (b) transactions are recorded as necessary (i) to permit preparation of financial statements in conformity with generally accepted accounting principles or any other criteria applicable to such statements, and (ii) to maintain accountability for assets, and (c) the amount recorded for assets on the books and records of Target is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

          2.22 INSURANCE. Target and its Subsidiaries maintain and at all times during the prior three years have maintained fire and casualty, general liability, business interruption, product liability, and sprinkler and water damage insurance which it believes to be reasonably prudent for similarly sized and similarly situated businesses.

          2.23 ENVIRONMENTAL MATTERS.

          2.23.1 During the period that Target and Subsidiary have leased or owned their respective properties or owned or operated any facilities, there have been no disposals, releases or threatened releases of Hazardous
Materials (as defined below) on, from or under such properties or facilities. Target has no knowledge of any presence, disposals, releases or threatened releases of Hazardous Materials on, from or under any of such properties or facilities, which may have occurred prior to Target or any Subsidiary having taken possession of any of such properties or facilities. For the purposes of this Agreement, the terms "DISPOSAL," "RELEASE," and "THREATENED RELEASE" shall have the definitions assigned thereto by the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601 et seq., as amended ("CERCLA"). For the purposes of this Agreement "HAZARDOUS MATERIALS" shall mean any hazardous or toxic substance, material or waste which is or becomes prior to the Closing regulated under, or defined as a "hazardous substance," "pollutant," "contaminant," "toxic chemical," "hazardous materials," "toxic substance" or "hazardous chemical" under
(1) CERCLA; (2) any similar federal, state or local law; or (3) regulations promulgated under any of the above laws or statutes.

          2.23.2 None of the properties or facilities of Target or any Subsidiary is in violation of any federal, state or local law, ordinance, regulation or order relating to industrial hygiene or to the environmental conditions on, under or about such properties or facilities, including, but not limited to, soil and ground water condition. During the time that Target or any Subsidiary have owned or leased their respective properties and facilities, neither Target nor any Subsidiary nor, to Target's knowledge, any third party, has used, generated, manufactured or stored on, under or about such properties or facilities or transported to or from such properties or facilities any Hazardous Materials.

          2.23.3 During the time that Target or any Subsidiary have owned or leased their respective properties and facilities, there has been no litigation brought or threatened against Target or any Subsidiary by, or any settlement reached by Target or any Subsidiary with, any party or parties alleging the presence, disposal, release or threatened release of any Hazardous Materials on, from or under any of such properties or facilities.

          2.24 INTERESTED PARTY TRANSACTIONS.  No officer or director of
Target or any "affiliate" or "associate" (as those terms are defined in Rule 405 promulgated under the Securities Act) of any such person has had, either directory or indirectly, a material interest in:

(i) any person or entity which purchases from or sells, licenses or furnishes to Target or any Subsidiary any goods, property, technology or intellectual or other property rights or services; or (ii) any contract or agreement to which Target or any Subsidiary is a party or by which it may be bound or affected.

      3.  REPRESENTATIONS AND WARRANTIES OF ACQUIRER

          Acquirer hereby represents and warrants, that, except as set forth on the Acquirer Schedule of Exceptions delivered to Target as EXHIBIT 3.0:

          3.1 ORGANIZATION AND GOOD STANDING. Acquirer is a corporation duly organized, validly existing and in good standing under the laws of the State of California, and has the corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted and as proposed to be conducted.

          3.2  POWER, AUTHORIZATION AND VALIDITY.

               3.2.1 Acquirer has the right, power, legal capacity and authority to enter into and perform its obligations under this Agreement, and all agreements to which Acquirer is or will be a party that are required to be executed pursuant to this Agreement (the "ACQUIRER ANCILLARY AGREEMENTS"). The execution, delivery and performance of this Agreement and the Acquirer Ancillary Agreements have been duly and validly approved and authorized by Acquirer's Board of Directors.

               3.2.2 No filing, authorization or approval, governmental or otherwise, is necessary to enable Acquirer to enter into, and to perform its obligations under, this Agreement and the Acquirer Ancillary Agreements, except for (a) the filing of the Agreement of Merger with the Secretaries of State of the States of California and Delaware, the recording of the Agreement of Merger in the office of the Recorder of the Delaware county in which Target's registered office is located, and the filing of appropriate documents with the relevant authorities of other states in which Acquirer is qualified to do business, if any, and (b) such filings as may be required to comply with federal and state securities.

               3.2.3 This Agreement and the Acquirer Ancillary Agreements are, or when executed by Acquirer will be, valid and binding obligations of Acquirer enforceable in accordance with their respective terms, except as to the effect, if any, of (a) applicable bankruptcy and other similar laws affecting the rights of creditors generally, (b) rules of law governing specific performance, injunctive relief and other equitable remedies and
(c) the enforceability of provisions requiring indemnification in connection with the offering, issuance or sale of securities; provided, however, that the Agreement of Merger will not be effective until filed with the Secretaries of State of the States of California and Delaware.

          3.3 CAPITALIZATION. The authorized capital stock of Acquirer consists of 10,000,000 shares of Common Stock, of which 1,165,050 shares are issued and outstanding, 600,457 shares of Series A Preferred Stock, all of which are issued and outstanding, 1,055,207 shares of Series B1 Preferred Stock, all of which are issued and outstanding, and 1,275,000 shares of Series C Preferred Stock, all of which are issued and outstanding. An aggregate of 1,200,000 shares of Acquirer Common Stock are reserved and authorized for issuance pursuant to Acquirer's 1997 Stock Plan, of which options to purchase a total of 1,129,799 shares of Acquirer Common Stock are outstanding. All issued and outstanding shares of Acquirer Stock have been duly authorized and validly issued, are fully paid and nonassessable, are not subject to any right of rescission, and have been offered, issued, sold and delivered by Acquirer in compliance with all registration or qualification requirements (or applicable exemptions therefrom) of applicable federal and state securities laws. A list of all holders of Acquirer Stock and options to purchase Acquirer Stock and the number of shares or options held by each has been delivered by Acquirer to Target herewith as EXHIBIT 3.3. Except as set forth in this Section and on
EXHIBIT 3.3, there are no options, warrants, calls, commitments, conversion privileges or preemptive or other rights or agreements outstanding to purchase any of Acquirer's authorized but unissued capital stock or any securities convertible into or exchangeable for shares of Acquirer Stock or obligating Acquirer to grant, extend, or enter into any such option, warrant, call, right, commitment, conversion privilege or other right or agreement, and there is no liability for dividends accrued but unpaid. There are no voting agreements, rights of first refusal or other restrictions (other than normal restrictions on transfer under applicable federal and state securities laws) applicable to any of Acquirer's outstanding securities.

          3.4 ACQUIRER FINANCIAL STATEMENTS. Acquirer has delivered to Target as EXHIBIT 3.4 Acquirer's unaudited balance sheet as of October 31, 1997 and income statement for the period then ended (collectively the "ACQUIRER FINANCIAL STATEMENTS"). The Acquirer Financial Statements (a) are in accordance with the books and records of Acquirer, and (b) fairly present the financial condition of Acquirer at the date therein indicated and the results of operations for the period therein specified. Acquirer has no material debt, liability or obligation of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due, that is not reflected or reserved against in the Acquirer Financial Statements, except for those that may have been incurred after the date of the Acquirer Financial Statements in the ordinary course of its business, consistent with past practice and that are not material in amount either individually or collectively. Notwithstanding the foregoing, management has not (i) subjected the Acquirer Financial Statements to review for compliance with generally accepted accounting principles, or (ii) reviewed related assets for net realizable value or related liabilities for proper inclusion of all potential liabilities; however, management is not aware of any adjustments required to be made to the Acquirer Financial Statements.

          3.5 LITIGATION. There is no action, proceeding, claim or investigation pending against Acquirer before any court or administrative agency that if determined adversely to Acquirer may reasonably be expected to have a material adverse effect on the present or future operations or financial condition of Acquirer, nor, to the best of Acquirer's knowledge, has any such action, proceeding, claim or investigation been threatened. There is, to the best of Acquirer's knowledge, no reasonable basis for any shareholder or former shareholder of Acquirer, or any other person, firm, corporation, or entity, to assert a claim against Acquirer based upon:
(a) ownership or rights to ownership of any shares of Acquirer Stock, (b) any rights as a Acquirer shareholder, including any option or preemptive rights or rights to notice or to vote, or (c) any rights under any agreement among Acquirer and its shareholders.

          3.6 COMPLIANCE WITH LAWS. Acquirer has complied, or prior to the Closing Date will have complied, and is or will be at the Closing Date in full compliance, in all material respects with all applicable laws, ordinances, regulations, and rules, and all orders, writs, injunctions, awards, judgments, and decrees applicable to it or to the assets, properties and business thereof (the violation of which would have a material adverse effect upon its business), including, without limitation: (a) all applicable federal and state securities laws and regulations; (b) all applicable federal, state, and local laws, ordinances, regulations, and all orders, writs, injunctions, awards, judgments, and decrees pertaining to (i) the sale, licensing, leasing, ownership or management of its owned, leased or licensed real or personal property, products and technical data,
(ii) employment and employment practices, terms and conditions of employment, and wages and hours and (iii) safety, health, fire prevention, environmental protection, toxic waste disposal, building standards, zoning and other similar matters; (c) the Export Administration Act and regulations promulgated thereunder and all other laws, regulations, rules, orders, writs, injunctions, judgments and decrees applicable to the export or re-export of controlled commodities or technical data; and (d) the Immigration Reform and Control Act of 1986. Acquirer has received all permits and approvals from, and has made all filings with, third parties, including government agencies and authorities, that are necessary in connection with its present business. To the best of Acquirer's knowledge, there are no legal or administrative proceedings or investigations pending or threatened, that, if enacted or determined adversely to Acquirer, would result in any material adverse change in the present or future operations or financial condition thereof.

          3.7 TAXES. Acquirer has filed all federal, state, local and foreign tax returns required to be filed, has paid all taxes required to be paid in respect of all periods for which returns have been filed, has established an adequate accrual or reserve for the payment of all such taxes, and has no material liability for taxes in excess of the amount so paid or accruals or reserves so established. Acquirer is not delinquent in the payment of any material tax and is not delinquent in the filing of any material tax returns, and no deficiencies for any tax have been threatened, claimed, proposed or assessed. No tax return of Acquirer has ever been audited by the Internal Revenue Service or any state taxing agency or authority, nor has Acquirer received any notice that they will be audited, nor has Acquirer granted the Internal Revenue Service or any state taxing agency or authority an extension to any applicable statute of limitation nor has Acquirer been asked to do so.

          3.8 NO VIOLATION OF EXISTING AGREEMENTS. Neither the execution and delivery of this Agreement nor any Acquirer Ancillary Agreement, nor the consummation of the transactions contemplated hereby, will conflict with, or (with or without notice or lapse of time, or both) result in a termination, breach, impairment or violation of (a) any provision of the Articles of Incorporation or Bylaws of Acquirer, as currently in effect, (b) in any material respect, any material instrument or contract to which Acquirer is a party or by which Acquirer is bound, or (c) any federal, state, local or foreign judgment, writ, decree, order, statute, rule or regulation applicable to Acquirer or its assets or properties.

          3.9 NO BROKERS. Acquirer is not obligated for the payment of fees or expenses of any investment banker, broker or finder in connection with the origin, negotiation or execution of this Agreement or the Agreement of Merger or in connection with any transaction contemplated hereby or thereby.

          3.10 SHARES ISSUED IN CONNECTION WITH THE MERGER. The shares of Acquirer Common Stock and Acquirer Preferred Stock to be issued to the holders of Target Common Stock and Target Preferred Stock, respectively, pursuant to the Merger, when issued in accordance with this Agreement, will be duly authorized, validly issued, fully paid and nonassessable.

     4.   TARGET PRECLOSING COVENANTS

          During the period from the date of this Agreement until the Effective Time, Target covenants and agrees as follows:

          4.1 ADVICE OF CHANGES. Target will promptly advise Acquirer in writing (a) of any event occurring subsequent to the date of this Agreement that would render any representation or warranty of Target contained in this Agreement, if made on or as of the date of such event or the Closing Date, untrue or inaccurate in any material respect and (b) of any material adverse change in Target's business, results of operations or financial condition.
To ensure compliance with this Section 4.1, Target shall deliver to Acquirer within fifteen (15) days after the end of each monthly accounting period ending after the date of this Agreement and before the Closing Date, an unaudited balance sheet and statement of operations, which financial statements shall be prepared in the ordinary course of business, in accordance with Target's books and records and generally accepted accounting principles and shall fairly present the financial position of Target as of their respective dates and the results of Target's operations for the periods then ended.

          4.2 MAINTENANCE OF BUSINESS. Target will use its best efforts to carry on and preserve its business and its relationships with customers, suppliers, employees and others in substantially the same manner as it has prior to the date hereof. If Target becomes aware of a material deterioration in the relationship with any customer, supplier or key employee, it will promptly bring such information to the attention of Acquirer in writing and, if requested by Acquirer, will exert its best efforts to restore the relationship.

          4.3 CONDUCT OF BUSINESS. Target will continue to conduct its business and maintain its business relationships in the ordinary and usual course and will not, without the prior written consent of the President of
Acquirer:

               (a)  borrow any money;

               (b) enter into any transaction not in the ordinary course of business;

               (c) encumber or permit to be encumbered any of its assets except in the ordinary course of its business consistent with past practice and to an extent which is not material;

               (d) dispose of any of its assets except in the ordinary course of business consistent with past practice;

               (e) enter into any material lease or contract for the purchase or sale of any property, real or personal, except in the ordinary course of business consistent with past practice;

               (f) fail to maintain its equipment and other assets in good working condition and repair according to the standards it has maintained to the date of this Agreement, subject only to ordinary wear and tear;

               (g) pay any bonus, increased salary or special remuneration to any officer, employee or consultant (except for normal salary increases consistent with past practices not to exceed 10% per year and except pursuant to existing arrangements previously disclosed to and approved in writing by Acquirer) or enter into any new employment or consulting agreement with any such person;

               (h)  change accounting methods;

               (i) declare, set aside or pay any cash or stock dividend or other distribution in respect of capital stock, or redeem or otherwise acquire any of its capital stock;

               (j) amend or terminate any contract, agreement or license to which it is a party except those amended or terminated in the ordinary course of business, consistent with past practice, and which are not material in amount or effect;

               (k) lend any amount to any person or entity, other than advances for travel and expenses which are incurred in the ordinary course of business consistent with past practice, not material in amount and documented by receipts for the claimed amounts;

               (l) guarantee or act as a surety for any obligation except for the endorsement of checks and other negotiable instruments in the ordinary course of business, consistent with past practice, which are not material in amount;

               (m) waive or release any material right or claim except in the ordinary course of business, consistent with past practice;

               (n) issue or sell any shares of its capital stock of any class (except upon the exercise of an option or warrant currently outstanding or upon the conversion of the convertible notes listed in EXHIBITS 2.3A AND 2.3B), or any other of its securities, or issue or create any warrants, obligations, subscriptions, options, convertible securities, or other commitments to issue shares of capital stock, or accelerate the vesting of any outstanding option or other security;

               (o) split or combine the outstanding shares of its capital stock of any class or enter into any recapitalization affecting the number of outstanding shares of its capital stock of any class or affecting any other of its securities;

               (p) merge, consolidate or reorganize with, or acquire any entity;

               (q)  amend its Certificate of Incorporation or Bylaws;

               (r) license any of its technology or intellectual property except in the ordinary course of business consistent with past practice;

               (s) agree to any audit assessment by any tax authority or file any federal or state income or franchise tax return unless copies of such returns have been delivered to Acquirer for its review prior to filing;

               (t) change any insurance coverage or issue any certificates of insurance; or

               (u) agree to do, or permit any Subsidiary to do or agree to do, any of the things described in the preceding clauses 4.3(a) through 4.3(t).

          4.4 STOCKHOLDERS APPROVAL. Target will hold a special meeting of its stockholders at the earliest practicable date to submit this Agreement, the Merger and related matters for the consideration and approval of the Target Stockholders, which approval will be recommended by Target's Board of Directors and management. Such meeting will be called, held and conducted, and any proxies will be solicited, in compliance with applicable law. Alternatively, Target may solicit such approval in an action by written consent of its stockholders in compliance with applicable law.

          4.5 NOTICE MATERIALS. If required, Target will send to its stockholders in a timely manner, for the purpose of considering and voting upon the Merger at provided in Section 4.4, the Notice Materials. In such case, Target will promptly provide all information relating to its business or operations necessary for inclusion in the Notice Materials to satisfy all requirements of applicable state and federal securities laws. Target shall be solely responsible for any statement, information or omission in the Notice Materials relating to it or its affiliates based upon written information furnished by it.

          4.6 REGULATORY APPROVALS. Target will execute and file, or join in the execution and filing, of any application or other document that may be necessary in order to obtain the authorization, approval or consent of any governmental body, federal, state, local or foreign that may be reasonably required, or which Acquirer may reasonably request, in connection with the consummation of the transactions contemplated by this Agreement. Target will use its best efforts to obtain all such authorizations, approvals and consents.

          4.7 NECESSARY CONSENTS. Target will use its best efforts to obtain such written consents and take such other actions as may be necessary or appropriate in addition to those set forth in Section 4.6 to allow the consummation of the transactions contemplated hereby and to allow Acquirer to carry on Target's business after the Closing.

          4.8 LITIGATION. Target will notify Acquirer in writing promptly after learning of any material actions, suits, proceedings or investigations by or before any court, board or governmental agency, initiated by or against it or any Subsidiary, or known by it to be threatened against it or any Subsidiary.

          4.9 NO OTHER NEGOTIATIONS. From the date hereof until the earlier of termination of this Agreement or consummation of the Merger, Target will not, and will not authorize or permit any officer, director, employee or affiliate of Target, or any other person, on its behalf to, directly or indirectly, solicit or encourage any offer from any party or consider any inquiries or proposals received from any other party, participate in any negotiations regarding, or furnish to any person any information with respect to, or otherwise cooperate with, facilitate or encourage any effort or attempt by any person (other than Acquirer), concerning the possible disposition of all or any substantial portion of Target's business, assets or capital stock by merger, sale or any other means. Target will promptly notify Acquirer orally and in writing of any such inquiries or proposals.

          4.10 ACCESS TO INFORMATION. Until the Closing, Target will allow Acquirer and its agents reasonable access the files, books, records and offices of Target and each Subsidiary, including, without limitation, any and all information relating to Target's taxes, commitments, contracts, leases, licenses, and real, personal and intangible property (including source code) and financial condition. Target will cause its accountants to cooperate with Acquirer and its agents in making available all financial information reasonably requested, including without limitation the right to examine all working papers pertaining to all financial statements prepared or audited by such accountants.

          4.11 SATISFACTION OF CONDITIONS PRECEDENT. Target will use its best efforts to satisfy or cause to be satisfied all the conditions precedent which are set forth in Section 8, and Target will use its best efforts to cause the transactions contemplated by this Agreement to be consummated, and, without limiting the generality of the foregoing, to obtain all consents and authorizations of third parties and to make all filings with, and give all notices to, third parties that may be necessary or reasonably required on its part in order to effect the transactions contemplated hereby.

          4.12 STOCKHOLDER REPRESENTATION LETTERS. To ensure that the Merger will qualify as a "tax-free" reorganization for federal income tax purposes, Target will use its best efforts to cause each of the Target Stockholders to execute, at or before the Closing, a representation letter in the form of
EXHIBIT 4.12 stating (a) that such Target Stockholder has no present plan or intention to sell or otherwise dispose of a sufficient amount (as determined by counsel for Target and Acquirer) of the shares of Acquirer Common Stock which each such Target Stockholder receives in the Merger so as to meet the "continuity of interest" test, and (b) making such other representations as may be reasonably requested by Acquirer or Target and their respective accountants or attorneys for the purpose of ensuring such tax treatment.

          4.13 INVESTOR SUITABILITY QUESTIONNAIRES AND INVESTMENT REPRESENTATION LETTERS. To ensure that the Merger will be exempt from the registration and qualification requirements of all applicable federal and state securities laws, Target will cause each of the Target Stockholders to execute, at or before the Closing, a questionnaire in the form of EXHIBIT 4.13A and a representation letter in the form of EXHIBIT 4.13B, and Acquirer and its counsel will be entitled to rely upon the responses and representations stated therein.

          4.14 PURCHASER REPRESENTATIVE. Target shall assist Michael Tanne, or any other person acceptable to Acquiror, in serving in his capacity as "purchaser representative" to any Target Stockholders who do not, in Acquirer's sole discretion, meet the suitability requirements of all applicable federal and state securities laws.

         4.15 TARGET DISSENTING SHARES. As promptly as practicable after the date Target's stockholders approve the Merger and prior to the Closing Date, Target shall furnish Acquirer with the name and address of each Target Stockholder who retains dissenters rights under Delaware Law and the number of shares owned by such Target Stockholder.

         4.16 NON-COMPETITION AGREEMENTS. Target shall assist Acquirer in obtaining from each of Michael Tanne, Stephen Kurtzman and Sandeep Nawathe an agreement, in substantially the form of EXHIBIT 4.16, not to compete with the business of Acquirer (or any successor corporation) for a period of two years after the Effective Time of the Merger.

         4.17 BLUE SKY LAWS. Target shall use its best efforts to assist Acquirer to the extent necessary to comply with the securities and Blue Sky laws of all jurisdictions which are applicable in connection with the Merger.

     5.   ACQUIRER PRECLOSING COVENANTS

          During the period from the date of this Agreement until the Effective Time, Acquirer covenants and agrees as follows:

          5.1 ADVICE OF CHANGES. Acquirer will promptly advise Target in writing (a) of any event occurring subsequent to the date of this Agreement that would render any representation or warranty of Acquirer contained in this Agreement, if made on or as of the date of such event or the Closing Date, untrue or inaccurate in any material respect and (b) of any material adverse change in Acquirer's business, results of operations or financial condition.

          5.2 REGULATORY APPROVALS. Acquirer will execute and file, or join in the execution and filing, of any application or other document that may be necessary in order to obtain the authorization, approval or consent of any governmental body, federal, state, local or foreign, which may be reasonably required, or which Target may reasonably request, in connection with the consummation of the transactions contemplated by this Agreement. Acquirer will use its best efforts to obtain all such authorizations, approvals and consents.

          5.3 SATISFACTION OF CONDITIONS PRECEDENT. Acquirer will use its best efforts to satisfy or cause to be satisfied all the conditions precedent which are set forth in Section 7, and Acquirer will use its best efforts to cause the transactions contemplated by this Agreement to be consummated, and, without limiting the generality of the foregoing, to obtain all consents and authorizations of third parties and to make all filings with, and give all notices to, third parties that may be necessary or reasonably required on its part in order to effect the transactions contemplated hereby.

          5.4 ACCESS TO INFORMATION. Until the Closing, Acquirer will allow Target and its agents reasonable access the files, books, records and offices of Acquirer, including, without limitation, any and all information relating to Acquirer's taxes, commitments, contracts, leases, licenses, and real, personal and intangible property (including source code) and financial condition. Acquirer will cause its accountants to cooperate with Target and its agents in making available all financial information reasonably requested, including without limitation the right to examine all working papers pertaining to all financial statements prepared or audited by such accountants.

     6.   CLOSING MATTERS; COVENANTS

          6.1 THE CLOSING. Subject to termination of this Agreement as provided in Section 9 below, the Closing will take place at the offices of Fenwick & West LLP, Two Palo Alto Square, Palo Alto, California 94306 at the close of business on January 15, 1998, or such other place, time and date as Target and Acquirer may mutually select (the "CLOSING DATE"). Concurrently with the Closing, the Agreement of Merger will be filed in the office of the Secretaries of State of the States of California and Delaware. The Agreement of Merger provides that the Merger shall become effective upon filing in the office of the Secretary of State of the State of California. As soon as practicable thereafter, the Agreement of Merger will be recorded in the Office of the Recorder of the Delaware county in which Target maintains its registered office.

          6.2  EXCHANGE OF CERTIFICATES.

               6.2.1 As of the Effective Time, all shares of Target Stock that are outstanding immediately prior thereto will, by virtue of the Merger and without further action, cease to exist and will be converted into the right to receive from Acquirer the number of shares of Acquirer Stock determined as set forth in Section 1.1.1, subject to Sections 1.1.3 and 1.2.

               6.2.2 As soon as practicable after the Effective Time, each holder of shares of Target Stock that are not Dissenting Shares will surrender the certificate(s) for such shares (the "TARGET CERTIFICATES"), duly endorsed as requested by Acquirer, to Acquirer for cancellation. Promptly after the Effective Time and receipt of such Target Certificates, Acquirer will issue to each tendering holder a certificate for the number of shares of Acquirer Common Stock to which such holder is entitled pursuant to Section 1.1.1 hereof, less the shares of Acquirer Common Stock deposited into escrow pursuant to Section 1.4 hereof, and distribute any cash payable under Section 1.2.

               6.2.3 No dividends or distributions payable to holders of record of Acquirer Common Stock after the Effective Time, or cash payable in lieu of fractional shares, will be paid to the holder of any unsurrendered Target Certificate(s) until the holder of the Target Certificate(s) surrenders such Target Certificate(s). Subject to the effect, if any, of applicable escheat and other laws, following surrender of any Target Certificate, there will be delivered to the person entitled thereto, without interest, the amount of any dividends and distributions therefor paid with respect to Acquirer Common Stock so withheld as of any date subsequent to the Effective Time and prior to such date of delivery.

               6.2.4 All Acquirer Common Stock delivered upon the surrender of Target Stock in accordance with the terms hereof will be deemed to have been delivered in full satisfaction of all rights pertaining to such Target Stock. There will be no further registration of transfers on the stock transfer books of Target or its transfer agent of the Target Stock. If, after the Effective Time, Target Certificates are presented for any reason, they will be canceled and exchanged as provided in this Section 6.2.

               6.2.5 Until certificates representing Target Stock outstanding prior to the Merger are surrendered pursuant to Section 6.2.2 above, such certificates will be deemed, for all purposes, to evidence ownership of the number of shares of Acquirer Stock into which the Target Stock will have been converted, reduced by the number of shares withheld as Escrow Shares.

          6.3 ASSUMPTION OF OPTIONS. Promptly after the Effective Time, Acquirer will notify in writing each holder of a Target Option of the assumption of such Target Option by Acquirer, and the number of shares of Acquirer Common Stock that are then subject to such option and the exercise price of such option, as determined pursuant to Sections 1.1 and 1.3 hereof.

          6.4 GRANT OF ADDITIONAL OPTIONS. Promptly after the Effective Time, Acquirer will grant stock options to purchase Acquirer Common Stock under Acquirer's stock option plan to those persons and in the quantities set forth on EXHIBIT 6.4 (the "ADDITIONAL OPTIONS"). All of the Additional Options will be subject to the terms and conditions of Acquirer's stock option plan. No shares subject to any Additional Option will vest until the holder thereof completes twelve (12) months of continuous employment at Acquirer, at which time one-quarter (1/4) of the shares subject to such Additional Option will vest, with 1/48th of the shares subject to such Additional Option to vest every month thereafter for so long as such holder is continuously employed at Acquirer.

          6.5 PAYMENT OF LIABILITIES. Acquirer will pay all of Target's liabilities, including, but not limited to, the amounts set forth on EXHIBIT
6.5.1. Promptly after the Effective Time, Acquirer will pay the amounts set forth on EXHIBIT 6.5.2 to the parties listed on such exhibit.

     7.   CONDITIONS TO OBLIGATIONS OF TARGET

          Target's obligations hereunder are subject to the fulfillment or satisfaction, on and as of the Closing, of each of the following conditions (any one or more of which may be waived by Target, but only in a writing signed by Target):

          7.1 ACCURACY OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of Acquirer set forth in Section 3 shall be true and accurate in every material respect on and as of the Closing with the same force and effect as if they had been made at the Closing, and Target shall receive a certificate to such effect executed by Acquirer's President and Chief Financial Officer.

          7.2 COVENANTS. Acquirer shall have performed and complied in all material respects with all of its covenants contained in Section 5 on or before the Closing, and Target shall receive a certificate to such effect signed by Acquirer's President and Chief Financial Officer.

          7.3 COMPLIANCE WITH LAW. There shall be no order, decree, or ruling by any court or governmental agency or threat thereof, or any other fact or circumstance, which would prohibit or render illegal the transactions contemplated by this Agreement.

          7.4 GOVERNMENT CONSENTS. There shall have been obtained at or prior to the Closing Date such permits or authorizations, and there shall have been taken such other action, as may be required to consummate the Merger by any regulatory authority having jurisdiction over the parties and the actions herein proposed to be taken.

          7.5 OPINION OF ACQUIRER'S COUNSEL. Target shall have received from counsel to Acquirer an opinion mutually acceptable to both counsel to Acquirer and counsel to Target.

          7.6 STOCKHOLDER APPROVAL. The principal terms of this Agreement and the Agreement of Merger shall have been approved and adopted by Target Stockholders, as required by applicable law and Target's Certificate of Incorporation and Bylaws.

         7.7 TAX-FREE REORGANIZATION. Each of Target and Acquirer shall have received a written opinion from their respective counsel to the effect that the Merger will constitute a reorganization within the meaning of
Section 368 of the Code, which opinions shall be substantially identical in form and substance. In preparing the Target and the Acquirer tax opinions, counsel may rely on (and to the extent reasonably required, the parties and the Target Stockholders shall make) reasonable representations related thereto.

     8.   CONDITIONS TO OBLIGATIONS OF ACQUIRER

          The obligations of Acquirer hereunder are subject to the fulfillment or satisfaction on, and as of the Closing, of each of the following conditions (any one or more of which may be waived by Acquirer, but only in a writing signed by Acquirer):

          8.1 ACCURACY OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of Target set forth in Section 2 shall be true and accurate in every material respect on and as of the Closing with the same force and effect as if they had been made at the Closing, and Acquirer shall receive a certificate to such effect executed by Target's President and Chief Financial Officer.

          8.2 COVENANTS. Target shall have performed and complied in all material respects with all of its covenants contained in Section 4 on or before the Closing, and Acquirer shall receive a certificate to such effect signed by Target's President and Chief Financial Officer.

          8.3 ABSENCE OF MATERIAL ADVERSE CHANGE. There shall not have been, in the reasonable judgment of the Board of Directors of Acquirer, any material adverse change in the business or financial condition of Target.

          8.4 COMPLIANCE WITH LAW. There shall be no order, decree, or ruling by any court or governmental agency or threat thereof, or any other fact or circumstance, which would prohibit or render illegal the transactions contemplated by this Agreement.

          8.5 GOVERNMENT CONSENTS. There shall have been obtained at or prior to the Closing Date such permits or authorizations, and there shall have been taken such other action, as may be required to consummate the Merger by any regulatory authority having jurisdiction over the parties and the actions herein proposed to be taken, including but not limited to requirements under applicable federal and state securities laws.

          8.6 OPINION OF TARGET'S COUNSEL. Acquirer shall have received from counsel to Target an opinion mutually acceptable to both counsel to Acquirer and counsel to Target.

         8.7 DOCUMENTS. Acquirer shall have received duly executed copies of all material third-party consents, approvals, assignments, waivers, authorizations or other certificates contemplated by this Agreement or the Acquirer Schedule of Exceptions or reasonably deemed necessary by Acquirer's legal counsel to provide for the continuation in full force and effect of any and all material contracts and leases of Target and for Acquirer to consummate the transactions contemplated hereby in form and substance reasonably satisfactory to Acquirer.

          8.8 NO LITIGATION. No litigation or proceeding shall be threatened or pending for the purpose or with the probable effect of enjoining or preventing the consummation of any of the transactions contemplated by this Agreement, or which could be reasonably expected to have a material adverse effect on the present or future operations or financial condition of Target.

          8.9 ACQUIRER SHAREHOLDER APPROVAL. The principal terms of this Agreement and the Agreement of Merger shall have been approved and adopted by shareholders of Acquirer, if required by applicable law and Acquirer's Articles of Incorporation and Bylaws.

          8.10 DISSENTING SHARES. The Dissenting Shares shall not constitute more than five percent (5%) of the total number of shares of Target Stock outstanding immediately prior to the Effective Time.

          8.11 ESCROW. Acquirer shall have received an Escrow Agreement in substantially the form of EXHIBIT 1.4 executed by Target and Michael Tanne, as the Representative for all Target Stockholders, providing for the escrow of the Escrow Shares on the terms and conditions of the Escrow Agreement.

          8.12 NON-COMPETITION AGREEMENTS. Acquirer shall have received executed copies of Non-Competition Agreements executed by Acquirer and each of Michael Tanne, Stephen Kurtzman and Sandeep Nawathe in substantially the form of EXHIBIT 8.12.

          8.13 OFFER LETTERS.  The Offer Letters in substantially the form of
EXHIBIT 8.13A shall have been executed and delivered to Acquirer by the employees of Target listed on EXHIBIT 8.13B.

          8.14 TERMINATION OF RIGHTS.  Except as otherwise provided in
Section 10.3, any registration rights, rights of refusal, rights to any liquidation preference, or redemption rights of any Target Stockholder shall have been terminated or waived as of the Closing.

          8.15 STOCKHOLDER REPRESENTATION LETTERS. Each Target Stockholder shall have delivered to Acquirer a representation letter in accordance with
Section 4.12.

          8.16 INVESTOR SUITABILITY QUESTIONNAIRES AND INVESTMENT
REPRESENTATION LETTERS. Each Target Stockholder shall have delivered to Acquirer a questionnaire and a representation letter in accordance with
Section 4.13, respectively.

          8.17 SECURITIES COMPLIANCE. The offer and sale of the Acquirer Stock as contemplated hereby shall be exempt from the registration and qualification requirements of all applicable federal and state securities laws.

          8.18 PURCHASER REPRESENTATIVE. If the appointment of a "purchaser representative" is required pursuant to Section 4.14, Acquirer shall have received prior to the Closing a letter executed by Michael Tanne (or any other person acceptable to Acquirer) in his capacity as "purchaser representative" in substantially the form of EXHIBIT 8.18.

         8.19 TAX-FREE REORGANIZATION. Each of Target and Acquirer shall have received a written opinion from their respective counsel to the effect that the Merger will constitute a reorganization within the meaning of
Section 368 of the Code, which opinions shall be substantially identical in form and substance. In preparing the Target and the Acquirer tax opinions, counsel may rely on (and to the extent reasonably required, the parties and the Target Stockholders shall make) reasonable representations related thereto.

         8.20 FIRPTA. Acquirer, as agent for the stockholders of Target, shall have received a properly executed Foreign Investment and Real Property Tax Act of 1980 ("FIRPTA") Notification Letter from Target, in form and substance satisfactory to Acquirer, which states that shares of Target Stock do not constitute "United States real property interests" under Section 897(c) of the Code, for purposes of satisfying Acquirer's obligations under Treasury Regulation Section 1.1445-2(c)(3).

         8.21 TARGET STOCKHOLDER VOTE. Not less than seventy-five percent (75%) of the outstanding shares of Target Stock entitled to vote on the Merger shall have voted in favor of the Merger, and not more than ten percent (10%) of the outstanding shares of Target Stock entitled to vote on the Merger shall have voted against the Merger.

         8.22 INCREASE IN AUTHORIZED SHARES OF ACQUIRER PREFERRED STOCK; INCREASE IN OPTION POOL. An amendment to the Articles of Incorporation of Acquirer, increasing the number of shares of Acquirer Preferred Stock in order to have sufficient shares to issue in the Merger (as well as additional shares for issuance in connection with outstanding warrants and other commitments of Acquirer), shall have been approved and adopted by shareholders of Acquirer, as required by applicable law and Acquirer's Articles of Incorporation and Bylaws, and such amendment shall have been filed with the Secretary of State of the State of California. In addition, an amendment to Acquirer's 1997 Stock Plan, increasing the number of shares of Acquirer Common Stock reserved thereunder in order to have sufficient options to grant in connection with the Merger, shall have been approved and adopted by shareholders of Acquirer, as required by applicable law and Acquirer's Articles of Incorporation and Bylaws.

         8.24 CONVERSION OF CONVERTIBLE PROMISSORY NOTES. All of the convertible promissory notes listed in EXHIBIT 2.3.2 shall have been converted to Target Preferred Stock prior to the Closing.

         8.24 SATISFACTORY FORM OF LEGAL AND ACCOUNTING MATTERS. The form, scope and substance of all legal and accounting matters contemplated hereby and all closing documents and other papers delivered hereunder shall be acceptable to Acquirer's counsel.

     9.   TERMINATION OF AGREEMENT

          9.1  PRIOR TO CLOSING.

               9.1.1 This Agreement may be terminated at any time prior to the Closing by the mutual written consent of each of the parties hereto.

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

               9.1.2 Unless otherwise agreed by the parties hereto, this Agreement will be terminated if all conditions to the Closing have not been satisfied or waived on or before January 31, 1998, other than as a result of a breach of this Agreement by the terminating party.

          9.2 BREACH. Prior to the Closing, this Agreement may be terminated and abandoned:

               9.2.1 By Acquirer, if there has been a breach by Target of any representation, warranty, covenant or agreement set forth in this Agreement on the part of Target, or if any representation of Target will have become untrue, in either case which has or can reasonably be expected to have a material adverse effect on Target and which Target fails to cure within a reasonable time not to exceed fourteen days after written notice thereof (except that no cure period will be provided for a breach by Target which by its nature cannot be cured).

               9.2.2 By Target, if there has been a breach by Acquirer of any representation, warranty, covenant or agreement set forth in this Agreement on the part of Acquirer, or if any representation of Acquirer will have become untrue, in either case which has or can reasonably be expected to have a material adverse effect on Acquirer and which Acquirer fails to cure within a reasonable time not to exceed fourteen days after written notice thereof (except that no cure period will be provided for a breach by Acquirer which by its nature cannot be cured).

               Any termination of this Agreement under this Section 9.2 will be effective by the delivery of notice of the terminating party to the other party hereto.

          9.3 NO LIABILITY. Any termination of this Agreement pursuant to this Section 9 will be without further obligation or liability upon any party in favor of the other party hereto other than the obligations provided in Sections 10.2 and 11.16 and in any nondisclosure agreement between Target and Acquirer, which will survive termination of this Agreement; provided, however, that nothing herein will limit the obligation of Target and Acquirer to use their best efforts to cause the Merger to be consummated, as set forth in Sections 4.11 and 5.3 hereof, respectively.

     10.  SURVIVAL OF REPRESENTATIONS AND INDEMNIFICATION

          10.1 SURVIVAL OF REPRESENTATIONS. All representations, warranties and covenants of Acquirer contained in this Agreement will remain operative and in full force and effect, regardless of any investigation made by or on behalf of the parties to this Agreement, until the earlier of (i) the termination of this Agreement in accordance with its terms, or (ii) if the Closing occurs, then the termination of the Escrow Period. Unless otherwise specified herein, all representations, warranties and covenants of Target will remain operative and in full force and effect, regardless of any investigation made by or on behalf of the parties to this Agreement, until the earlier of (i) the termination of this Agreement in accordance with its terms, or (ii) if the Closing occurs, then the termination of the Escrow Period except for covenants that by their terms survive thereafter, which will continue to survive in accordance with their terms.

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

          10.2 AGREEMENT TO INDEMNIFY. Subject to the limitations set forth in this Section 10, the Target Stockholders will indemnify and hold harmless Acquirer and its officers, directors, agents and employees, and each person, if any, who controls or may control Acquirer within the meaning of the Securities Act (hereinafter referred to individually as an "INDEMNIFIED PERSON" and collectively as "INDEMNIFIED PERSONS") from and against any and all claims, demands, actions, causes of actions, losses, costs, damages, liabilities and expenses including, without limitation, reasonable legal fees (hereinafter referred to as "DAMAGES"):

                 (a) Arising out of any misrepresentation or breach of or default in connection with any of the representations, warranties and covenants given or made by Target in this Agreement or any certificate, document or instrument delivered by or on behalf of Target pursuant hereto (other than with respect to changes in the truth or accuracy of the representations and warranties of Target under this Agreement after the date hereof if Target has advised Acquirer of such changes in an update to Exhibit
2.0 delivered prior to the Closing and Acquirer has nonetheless proceeded with the Closing); or

                 (b) Resulting from any failure of any Target Stockholders to have good, valid and marketable title to the issued and outstanding Target Stock held by such stockholders, free and clear of all liens, claims, pledges, options, adverse claims, assessments or charges of any nature whatsoever, or to have full right, capacity and authority to vote such Target Stock in favor of the Merger and the other transactions contemplated by the Agreement of Merger; or

                 (c) Resulting from any breach or violation of state securities laws by Target in connection with the issuances of any securities of Target.

          10.3 ESCROW SHARES. All claims for indemnification made pursuant to Section 10.2 shall be satisfied exclusively from shares of held in escrow pursuant to the Escrow Agreement, other than claims based upon fraud, intentional misconduct or breach of Target's representations in Section 2.3 of this Agreement, for which there will be no such limitation. The shares of Target Stock held in escrow pursuant to the Escrow Agreement shall constitute Acquiror's sole and exclusive remedy for breach of a representation, warranty, indemnity, covenant or agreement of Target contained in this Agreement or any agreement or instrument delivered by Target in connection herewith, other than breaches based upon fraud, intentional misconduct or based upon Target's representations in Section 2.3 of this Agreement

     11.    MISCELLANEOUS

            11.1 GOVERNING LAW. The internal laws of the State of California (irrespective of its choice of law principles) will govern the validity of this Agreement, the construction of its terms, and the interpretation and enforcement of the rights and duties of the parties hereto.

            11.2 ASSIGNMENT; BINDING UPON SUCCESSORS AND ASSIGNS. Neither party hereto may assign any of its rights or obligations hereunder without the prior written consent of the


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

other party hereto. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

            11.3 SEVERABILITY. If any provision of this Agreement, or the application thereof, will for any reason and to any extent be invalid or unenforceable, the remainder of this Agreement and application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision.

            11.4 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which will be an original as regards any party whose signature appears thereon and all of which together will constitute one and the same instrument. This Agreement will become binding when one or more counterparts hereof, individually or taken together, will bear the signatures of both parties reflected hereon as signatories.

            11.5 OTHER REMEDIES. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law on such party, and the exercise of any one remedy will not preclude the exercise of any other.

            11.6 AMENDMENT AND WAIVERS. Any term or provision of this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a writing signed by the party to be bound thereby. The waiver by a party of any breach hereof or default in the performance hereof will not be deemed to constitute a waiver of any other default or any succeeding breach or default. The Agreement may be amended by the parties hereto at any time before or after approval of the Target Stockholders, but, after such approval, no amendment will be made which by applicable law requires the further approval of the Target Stockholders without obtaining such further approval.

            11.7 NO WAIVER. The failure of any party to enforce any of the provisions hereof will not be construed to be a waiver of the right of such party thereafter to enforce such provisions.

            11.8 EXPENSES. In the event that this Agreement is terminated prior to the Closing, all costs, expenses and legal fees incurred in connection with this Agreement and the transactions contemplated hereby will be paid by: (i) in the case of breach of this Agreement by Target, by Target, and (ii) in the case of breach of this Agreement by Acquirer, by Acquirer. Otherwise, Acquirer will bear all costs, expenses and legal fees incurred with respect to this Agreement and the transactions contemplated hereby.

            11.9 ATTORNEYS' FEES. Should suit be brought to enforce or interpret any part of this Agreement, the prevailing party will be entitled to recover, as an element of the costs of suit and not as damages, reasonable attorneys' fees to be fixed by the court (including without limitation, costs, expenses and fees on any appeal). The prevailing party will be entitled to recover its costs of suit, regardless of whether such suit proceeds to final judgment.

            11.10 NOTICES. Any notice or other communication required or permitted to be given under this Agreement will be in writing, will be delivered personally or by registered or certified mail, postage prepaid and will be deemed given upon delivery, if delivered personally, or three days after deposit in the mails, if mailed, to the following addresses:

            (i)  If to Acquirer:

                       IMGIS, Inc.
                       10101 North DeAnza Boulevard, Suite 210
                       Cupertino, CA  95041
                       Attention:  Charles W. Berger

                       with a copy to:

                       Fenwick & West LLP
                       Two Palo Alto Square
                       Palo Alto, CA  94306
                       Attention:  Gordon K. Davidson, Esq.

            (ii)  If to Target:

                       StarPoint Software, Inc.
                       10101 North DeAnza Boulevard, Suite 210
                       Cupertino, CA  95041
                       Attention:  Michael Tanne

                       with a copy to:

                       Wilson Sonsini Goodrich & Rosati
                       650 Page Mill Road
                       Palo Alto, CA  94304
                       Attention:  Jeffrey D. Saper, Esq.

or to such other address as a party may have furnished to the other parties in writing pursuant to this Section 11.10.

          11.11 CONSTRUCTION OF AGREEMENT. This Agreement has been negotiated by the respective parties hereto and their attorneys and the language hereof will not be construed for or against either party. A reference to a Section or an exhibit will mean a Section in, or exhibit to, this Agreement unless otherwise explicitly set forth. The titles and headings herein are for


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

reference purposes only and will not in any manner limit the construction of this Agreement which will be considered as a whole.

            11.12 NO JOINT VENTURE. Nothing contained in this Agreement will be deemed or construed as creating a joint venture or partnership between any of the parties hereto. No party is by virtue of this Agreement authorized as an agent, employee or legal representative of any other party. No party will have the power to control the activities and operations of any other and their status is, and at all times, will continue to be, that of independent contractors with respect to each other. No party will have any power or authority to bind or commit any other. No party will hold itself out as having any authority or relationship in contravention of this Section.

            11.13 FURTHER ASSURANCES. Each party agrees to cooperate fully with the other parties and to execute such further instruments, documents and agreements and to give such further written assurances as may be reasonably requested by any other party to evidence and reflect the transactions described herein and contemplated hereby and to carry into effect the intents and purposes of this Agreement.

            11.14 ABSENCE OF THIRD PARTY BENEFICIARY RIGHTS. No provisions of this Agreement are intended, nor will be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any client, customer, affiliate, stockholder, partner or any party hereto or any other person or entity unless specifically provided otherwise herein, and, except as so provided, all provisions hereof will be personal solely between the parties to this Agreement.

            11.15 PUBLIC ANNOUNCEMENT. Upon execution of this Agreement Acquirer and Target will issue a press release approved by both parties announcing the Merger. Thereafter, Acquirer may issue such press releases, and make such other disclosures regarding the Merger, as it determines are required under applicable securities laws or regulatory rules.

            11.16 CONFIDENTIALITY. Target and Acquirer each recognize that they have received and will receive confidential information concerning the other during the course of the Merger negotiations and preparations. Accordingly, Acquirer and Target each agrees (a) to use its respective best efforts to prevent the unauthorized disclosure of any confidential information concerning the other that was or is disclosed during the course of such negotiations and preparations, and is clearly designated in writing as confidential at the time of disclosure, and (b) to not make use of or permit to be used any such confidential information other than for the purpose of effectuating the Merger and related transactions. The obligations of this section will not apply to information that (i) is or becomes part of the public domain, (ii) is disclosed by the disclosing party to third parties without restrictions on disclosure, (iii) is received by the receiving party from a third party without breach of a nondisclosure obligation to the other party or (iv) is required to be disclosed by law. If this Agreement is terminated, all copies of documents containing confidential information shall be returned by the receiving party to the disclosing party.

            11.17 ENTIRE AGREEMENT. This Agreement and the exhibits hereto constitute the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect hereto other than any nondisclosure agreement between Target and Acquirer. The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof.






                    [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


"ACQUIRER"                               "TARGET"

IMGIS, INC.                              STARPOINT SOFTWARE, INC.


By:                                      By:
   -----------------------------            ---------------------------
     Charles W. Berger                          Michael Tanne
     Chairman and CEO                           President and CEO


                                 SIGNATURE PAGE TO

                        AGREEMENT AND PLAN OF REORGANIZATION

                                    EXHIBITS TO
                        AGREEMENT AND PLAN OF REORGANIZATION

Exhibit A                        Agreement and Plan of Merger
Exhibit 1.1.1                    Acquirer Amended and Restated Articles
Exhibit 1.1.2                    Stockholders Subject to Repurchase Option
Exhibit 1.1.5                    Promissory Note to Audrey MacLean
Exhibit 1.3.1                    Target Option Holders
Exhibit 1.3.3                    Target Option Holder Consent
Exhibit 1.4                      Escrow Agreement
Exhibit 2.0                      Target Schedule of Exceptions
Exhibit 2.3A                     Target Security Holders
Exhibit 2.3B                     Target Warrant Holders
Exhibit 2.8                      Target Financial Statements
Exhibit 2.12                     Target IP Rights Agreements
Exhibit 2.15.1                   Target Employment Contracts
Exhibit 2.15.3                   Target Benefit Plans
Exhibit 2.15.6                   Target Benefit Arrangements
Exhibit 2.15.12                  Target Employees, Officers and Consultants
Exhibit 3.0                      Acquirer Schedule of Exceptions
Exhibit 3.3                      Acquirer Security Holders
Exhibit 3.4                      Acquirer Financial Statements
Exhibit 4.12                     Stockholder Representation Letter
Exhibit 4.13A                    Investor Suitability Questionnaire
Exhibit 4.13B                    Investment Representation Letter
Exhibit 4.16                     Non-Competition Agreement
Exhibit 6.4                      Additional Options
Exhibit 6.5.1                    Certain Liabilities
Exhibit 6.5.2                    Cash Payment to Parties
Exhibit 8.13A                    Offer Letter
Exhibit 8.13B                    Employees Signing Offer Letter
Exhibit 8.18                     Purchaser Representative Letter